Plymouth Industrial REIT
First Quarter 2023 Earnings
May 4, 2023, at 9:00 a.m. Eastern

CORPORATE PARTICIPANTS

Tripp Sullivan – Investor Relations

Jeff Witherell – Chief Executive Officer

Jim Connolly – Executive Vice President, Asset Management

Anthony Saladino – Executive Vice President and Chief Financial Officer

PRESENTATION

Operator

Good morning and welcome to the Plymouth Industrial REIT First Quarter 2023 Earnings call. All participants will be in listen-only mode. Should you need assistance, please signal conference specialist by pressing the star key followed by zero. After today's presentation, there will be an opportunity to ask questions. Please note, this event is being recorded.

I would now like to turn the conference over to Tripp Sullivan of investor relations. Please go ahead.

Tripp Sullivan

Thank you. Good morning. Welcome to the Plymouth Industrial REIT Conference call to review the company's results for the first quarter of 2023. On the call today will be Jeff Witherell, Chairman and Chief Executive Officer; Pen White, President and Chief Investment Officer; Anthony Saladino, Executive Vice President and Chief Financial Officer; Jim Connolly, Executive Vice President of Asset Management and Anne Hayward, General Counsel.

Our results were released this morning in our earnings press release, which can be found on the Investor Relations section of our website, along with our Form 10-Q, and Supplemental filed with the SEC. The replay of this call will be available shortly after the conclusion of the call through May 11, 2023. The numbers to access the replay are provided in the earnings press release. For those who listen to the replay of this call, we remind you that the remarks made here in there as of today, May 4, 2023, and will not be updated subsequent to this call.

During this call, certain comments and statements we make may be deemed forward-looking statements within the meaning prescribed by the Securities Laws, including statements related to the future performance of our portfolio, our pipeline of potential acquisitions and other investments, future dividends and financing activities. All forward-looking statements represent Plymouth’s judgment as of the date of this conference call and are subject to risks and uncertainties that could cause actual results to differ materially from our current expectations. Investors are urged to carefully review various disclosures made by the company, including the risk and other information disclosed in the company's filings with the SEC.

We will also discuss certain non-GAAP measures, including but not limited to core FFO, AFFO and adjusted EBITDA. Definitions of these non-GAAP measures and reconciliations for the most comparable GAAP measures are included in our filings with the SEC.

I'll turn the call over to Jeff Witherell. Please go ahead.

Jeff Witherell

Thanks, Tripp. Good morning, everyone and thank you for joining us today. We're only a few weeks removed from the Q4 call and I would like to note that the first quarter was right in line with or slightly better than our outlook for the year. That's exactly what we have this quarter. So, we will keep our prepared remarks relatively brief this morning.

Same store NOI growth is expected to be the main driver of our organic growth this year and we reported a 9.1% increase on a cash basis with occupancy in the same store pool at 99.1%. That's a bit above the full year rate we guided to. And Anthony will walk you through that later. We believe the strong same store NOI growth we're producing puts us near the top of the sector and we're pleased with how the portfolio is performing.

Plymouth Industrial REIT
May 4, 2023, at 9:00 a.m. Eastern

Leasing is a top priority, both within the existing portfolio and in the development program and we are in great shape with our 2023 expirations and have a strong start on 2024 expirations. Jim will highlight a few stats in a moment, but I'd like to call out the 15.9% increase on a cash basis for leases that commenced during the quarter and the 20.5% increase on leases commencing over the next three quarters. That gets us to a full year total of a 19.3% increase. We've known all along that we'd have a heavy mixture of contractual rent renewals this year, but we're still hitting the 18% to 20% mark to market with the big increases we're getting on new leases.

With our quarterly business update in early April, we shared the current status of our development program. We've brought three of the Phase One development projects online with two of them fully leased, a project in Atlanta and one in Portland, Maine and the other in Cincinnati undergoing active leasing. We have one more project in Atlanta that is expected to be completed later this quarter and we're actively leasing it. We also expanded Phase One to include to smaller projects in Jacksonville. These are already fully leased and are expected to be completed in the third and fourth quarter.

The current development program represents a total investment of $61 million and we're expecting initial returns on this investment in the range of 7% to 9%. This program has been a good way to unlock the value in land we already owned, and we expect to selectively pursue additional projects if the returns meet our threshold and if we have a clear line of sight on pre-leasing.

The Golden Triangle continues to be the region where we're seeing a large number of announcements for reshoring in nearshoring initiatives. With over 90% of our portfolio located in this region, we believe we will continue to benefit from the favorable supply and demand dynamics projected to occur over the next 5 to 10 years. One point worth noting is that we are getting these strong rent increases on an absolute and net effective basis, combined with the higher same store NOI on a much lower cost basis.

The other major initiative we've outlined for this year is to continue improving our capital structure. Our net debt plus preferred metric has declined again this quarter, making this the fourth consecutive quarter of reductions. As Anthony will describe later, we expect further deleveraging to occur as the developments come online and we will look for other opportunities to improve our capital structure when they make sense.

Jim, why don't you provide some color on the leasing activity?

Jim Connolly

Thanks, Jeff. Good morning. I want to first touch on the leases we previously signed that commenced during the first quarter. We had a 15.9% rental rate increase on a cash basis on leases commencing in Q1. That's on an aggregate basis. You will note from the release and the supplemental that the new leases experienced that 37.9% increase while renewal leases experienced an 11.7% increase.

We experienced a 56% renewal rate during the quarter. Of the leases that renewed, 21% were associated with contractual rent bumps. That high percentage of renewals coming from contractual rent bumps is something I'll come back to in a moment.

In the development program, which isn't included in these calculations, we had 236,000 square feet commence in our newly constructed industrial facility in Atlanta, Georgia. For signed leases commencing in Q2 through Q4, we will experience an aggregate increase of 20.5% on a cash basis with a 31.2% increase for new leases and a 16.3% increase on renewal leases. When we add up all leases signed for May 1st that will commence in 2023, we will experience an aggregate increase of 19.3% on a cash basis.

Plymouth Industrial REIT
May 4, 2023, at 9:00 a.m. Eastern

The lease renewal rate so far for 2023 leasing is 56% and we have addressed over 72% of the total square footage originally slated to expire in 2023. Consistent with our 2023 operating plan, the Q1 ending occupancy rate was 98.1%. That's down sequentially due to a net of 110,000 square feet going vacant during the quarter and the inclusion of 155,000 square feet and new development space completed during the quarter.

There are a couple of points to note here about 2023 leasing to date. First, clearly, the rental increases are accelerating later in the year, bringing us into that 18% to 20% mark to market Jeff noted earlier. Second, with a higher-than-normal rate of renewal leases being associated with contractual renewals, which are typically much lower than if the tenant moved to a market rate, we think the aggregate rent increases could even be higher.

Turning to 2024, we have already leased 19% of the initial 2024 expirations. We will experience an aggregate 14.4% increase on a cash basis on these rents: 5.1% for renewals and 61.9% for new tenants. This rental increase compares favorably to this time last year, when our earliest batch of 2023 leases were up 10.1% on a blended basis. The renewal rate for these transactions was 79% with 34% of the renewal leases associated with contractual renewals. Consistent with nearly every quarter since the pandemic, we have collected over 99% of our rents billed during Q1 and there are currently no active rent deferral agreements.

At this point, I'll turn it over to Anthony to discuss our financial results.

Anthony Saladino

Thanks, Jim. The first quarter was in line with what we anticipated in guidance with some favorability in G&A and higher NOI, partially offset by higher interest expense. Let's walk through some of the key metrics.

Same store NOI on a cash basis was up 9.1%. We anticipated this Q1 result would be a bit elevated due to a strong new and renewal leasing rates and favorability on operating expenses. This is above our full-year range of 7.25% or 7.75%, but consistent with the quarterly projections we use to create that range. That's one of the main reasons we affirmed guidance.

For instance, we expected the timing of scheduled repairs and maintenance to occur mid-year and that we would receive real estate tax assessments that may not be fully recoverable. This implies a Q2 same store NOI below the full year trend line with the second half of the year trending back up, it's purely a timing of expected spend issue. Having said that, as we continue to convert roll over to triple net restructures, we anticipate less leakage prospectively.

G&A for the quarter was down year-over-year on an absolute basis and down 131 basis points as a percentage of revenues. While some of the favorability will be captured on a full year basis, the majority is due to timing of professional fees, and it should be anticipated that we remain range bound on our full year G&A outlook.

Interest expense continues to reflect the increase in the borrowings on our revolver associated with completing our development plan and be approximately 355 basis point increase in SOFR year-over-year. The revolver remains our only debt that is not hedged or fixed and our only use of the revolver, at this time, is to fund the Jacksonville development buildings.

As noted in the release, we have funded approximately 88% of the $61 million of the development program that now includes the two pre-leased Jacksonville buildings to get us to 720,000 square feet of new space. We do not anticipate the use of the line for the balance of the year.

Plymouth Industrial REIT
May 4, 2023, at 9:00 a.m. Eastern

As we discussed last quarter, the weighted average share in unit count was up year-over-year, with a full quarter of the higher share count from the conversion of Madison's [sic] remaining share for the Series B in two tranches last year. We also did not utilize the ATM during Q1 or to date.

Turning to our balance sheet, we ended Q1 with net debt to adjusted EBITDA at 7.14 times and net debt plus prefer to adjusted EBITDA at 7.53 times. That's four straight quarters of improvement in the latter metric, leaving us more than a full turn down from Q1 2022. With the development projects coming online this year, we expect more delevering to occur during the second half of the year.

As of March 31st, 90% of our total debt carried a fixed rate or was fixed through interest rate swaps with a total weighted average cost of debt of 3.96%, with 58% of the total debt on an unsecured basis. Our liquidity position remains strong as presently we have $10.2 million of cash on hand, plus an additional $7 million in operating expense escrows and $262.5 million at capacity on the revolving line of credit.

We continue to evaluate our options to address the Series A preferred earlier than anticipated and the Q4 maturity of the AIG loan with utilizing some of this liquidity and/or selected positions in other finances. We don't have anything new to report on this front, but we will keep you apprised.

As noted earlier, with the first quarter results tracking in line with our expectations and development leasing up on schedule, we affirm the 2023 guidance we issued in March. With no large move outs in the existing portfolio and the continued rent increases we’re getting on both new and renewal leases, the range of execution for the balance of the year is determined mainly by how quickly we get our remaining developments leased up. Combined with a continued simplification of the capital structure and the gradual delevering, what a great spot to let our strong same store NOI growth and market fundamentals shine through.

Operator, we're now ready to take questions.

QUESTIONS AND ANSWERS

Operator

Thank you. We will now begin the question and answer session. To ask a question, you may press star then one on your touchtone phone. If you're using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star than two.

Our first question comes from Nick Thillman from Baird, please go ahead.

Nick Thillman

Yes, maybe starting on capital deployment going forward. Looks like you had some solid activity in the leasing pipeline, especially in development. Maybe for Jeff or Pen, going forward, what's the more favorable options? Is it development or like acquisitions?

Jeff Witherell

Hey, Nick. Well, acquisitions have been on hold for the first quarter until we see some clarity in the capital markets, both on the debt and the equity side. I don't think you're going to see us doing many acquisitions. On the development side, we've pretty much completed Phase One. We did start two small projects in Jacksonville that are fully leased. So on the development side, we're really going to need to see a clear line of sight for a tenant to sign quickly before we're going to start construction. So again, spec construction is probably something we're not going to do.

Plymouth Industrial REIT
May 4, 2023, at 9:00 a.m. Eastern

Nick Thillman

Okay, that's helpful. Then maybe turning to Jim, you kind of called out the renewal options out or that happened during the quarter. Just curious on like, expirations going forward. What percentage would you say have those embedded options?

Jim Connolly

Probably about 10%.

Nick Thillman

Okay, and then last one for Anthony looks like rent collections quarter-over-quarter kind of improved, like 30 basis points. Of that, like 100 basis points that you're not collecting rent, is there anything to read through on those specific tenants?

Anthony Saladino

There's really not. The composition of watch list tenants has not grown. In fact, it's shrunk quarter-over-quarter. So we anticipate that collections will remain high and shouldn't anticipate any large credit loss impacts for the balance of the year.

Nick Thillman

Very helpful. Thanks, guys.

Jeff Witherell

Thank you.

Operator

Our next question comes from Todd Thomas from KeyBanc. Please go ahead.

Todd Thomas

Good morning. This is AJ on for Todd. Just a couple quick ones and sorry if I missed them. I joined late. Same store occupancy was 9.1% and the guidance assumes a midpoint of 98.6%. Are there any known move outs or anything specific to point to or is that just an assumption given the macro?

Anthony Saladino

It's an assumption. We anticipate that same store pool will maintain a fairly high level of occupancy through the balance of the year.

Todd Thomas

Okay, that's helpful. And then just switching gears to development leasing. Good momentum in Jacksonville and Boston in the quarter. Can you talk about timing of commencements for Jacksonville and Atlanta Phase One? Like when is rent going to commence and is there a free rent period associated just as I think about the model?

Jim Connolly

Yeah, the rent in Atlanta Phase One started in February. It was four months free rent, five-year lease. The Jacksonville— one’s a 10-year lease, the other is a 5-year lease and they are coming on in third and fourth quarters, respectively.

Todd Thomas

Okay, that's helpful. And then just one last one if I can. Can you talk about rent trends? So last quarter, you mentioned there was about a $5 per square foot spread between rents on new supply in your existing in place rents? Are you seeing that gap improve at all? Thank you

Plymouth Industrial REIT
May 4, 2023, at 9:00 a.m. Eastern

Jim Connolly

Well, in place rents have gone up roughly 20% on average, on every deal that we do. If it wasn't for the fixed rate— if it wasn't for the fixed rate renewals, it would probably be about 5% higher. As far as the new the new buildings coming online, we're still seeing a premium for that, but our buildings are closing the gap.

Todd Thomas

Great, thank you.

Operator

The next question we asked is from Bryan Maher from B Riley Securities, please go ahead.

Bryan Maher

Great, good morning. Any thoughts with given the squirrely economic environment, which is kind of making you hit the pause button on spec development, is there any thought of maybe pushing out the WALT on leases that you are renewing? I think you're maybe at three and a half years now. Any thoughts on pushing that out further?

Jeff Witherell

Bryan, I mean our sweet spot is three to five years, right. That's where most 3PLs are signing three year contracts. So three to five years is really the sweet spot for that. We're still seeing double digit rental increases and as construction dries up here, the thought processes across the industry is that occupancy is going to be— is going to stay high. So we're not really too worried about the wall. I think it's gone up a little bit. We feel pretty good about it. We're not going to turn this into a net lease REIT.

Bryan Maher

Okay, and operating expenses were a little higher than we thought. Is there anything kind of unusual going on there?

Anthony Saladino

No, there's not. We specifically identified real estate taxes, those have gone up. I think we got hit in Indy. Those were about 10% higher than budget. We still anticipate receipt of assessments for Chicago and Ohio during the second and latter half of the year. We anticipate increases there.

What's important to note on that is not necessarily the absolute increase in real estate taxes, but our continued success in converting roll to triple net so that we can capture more of that increase. So there still is some leakage through the balance of the year. That's why we anticipate that the same store results will be a little bumpy in the second quarter, and then ramp back up within the guidance bound by year end.

Bryan Maher

Okay, and then just last, for me. It seems like we're kind of getting a little bit of conflicting data, right. So you're putting up good numbers, good rent increases but you're holding back on development, acquisitions, etc.? Should the positive trends continue, are there projects that you're currently penciling out, thinking about, want to pursue that in the next quarter or two, you might pull the trigger on and go ahead with?

Plymouth Industrial REIT
May 4, 2023, at 9:00 a.m. Eastern

Jeff Witherell

As far as spec development is concerned, no, but we've got 200,000 square feet that's been designed in Cincinnati and if a tenant comes through, based on where the rental rates are and construction costs have come down a little bit, we can build that at a high single digit yield. So that is something that we're in the market on. Few other locations, same type of thing with our land bank. So we're happy to do that from a development.

Bryan Maher

Okay, thank you. That's all for me.

Jeff Witherell

Yep. Thanks, Bryan.

Operator

Our next question comes from Mike Mueller from JPMorgan, please go ahead.

Mike Mueller

Yeah. Hi. Couple questions. First of all, appreciate the color on the ’23 and ’24 commencements. In the ’24 commencements, you mentioned about 5% spreads on the renewals. Is there something specific weighing on that or is that the, I guess, the mix of fixed renewals that you alluded to?

Jim Connolly

Yes, there was one deal that was 350,000 square feet with a fixed rate renewal of 5.2% over aspiring rent, so that brought the average down. If you back that out, the average on all the other deals would be 24.4%.

Mike Mueller

Got it? Okay. And then, I guess, thinking about the development pipeline, if you're looking out, say, the next three years or five years, where do you think or where would you like to see that average, total expected investment or pipeline size kind of gravitate around?

Jeff Witherell

I don't think we really have a great number on that, into the future. I mean, if you look at what our program has been, it's been building on land that we acquire when we buy a deal and on some of those— the most recent deals we've acquired, there’s some additional land for us to build on. The infrastructure’s in place. So it's very opportunistic of when we're going to build.

So, we like building. We're adding great value and I said, we're building at probably higher yields than a lot of people because we already own the land, our basis is zero, the infrastructure costs for water, gas and things like that, it's already in the ground. So it's not high risk and it's not— we're not taking development risk, if you will.

So, we'd like to do more of it. It just depends on the location and the land availability, construction costs. So, I don’t think we can really give you like $200 million a year. I don't think we can give you that number.

Mike Mueller

Got it. Okay. Make sense? Appreciate it. Thank you.

Jeff Witherell

Thank you.

Plymouth Industrial REIT
May 4, 2023, at 9:00 a.m. Eastern

Operator

As a final reminder, if you have a question, please press star then one.

Our next question comes from Mitch Germain from JMP Securities, please go ahead.

Mitch Germain

Thank you. Any thought about recycling some assets here, if you could find some good opportunities in the acquisition market?

Jeff Witherell

Hey, Mitch. Yes, we have a handful of properties that we're thinking about selling. We're going to do it opportunistically. We're going to sell it for a real estate reason and I think as the market settles down, I think you'll see us sell, like I said, about a handful of properties that we've earmarked for disposition.

Mitch Germain

Okay, that's helpful. And then has the joint venture discussions been shelved for now until the macro environment stabilizes or is that still something that's under consideration?

Jeff Witherell

It's still something that's under consideration. I mean, we're constantly in the market looking at deals. There's some dislocation in the market, believe it or not. So, we're looking at deals like that on a JV basis. So, we're in the market every week on that and we'd be very willing to do a deal with our existing partners, if it's the right deal.

Mitch Germain

That's it for me. Thank you, nice quarter.

Jeff Witherell

Thanks. Thanks, Mitch.

CONCLUSION

Operator

There appears to be no additional questions. I'll turn it back to Jeff Witherell for any closing remarks.

Jeff Witherell

Thank you all for joining us this morning. As always, we're available for follow up questions. Thanks again. Have a great day.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

Plymouth Industrial REIT
May 4, 2023, at 9:00 a.m. Eastern